EXHIBIT 10.4

Execution Version

WAIVER

This WAIVER (the “Waiver”), dated as of November 4, 2013, is being delivered by the undersigned, Shane McMahon (the “Payee”) and YOU On Demand Holdings, Inc. (the “Company”), pursuant to that certain Convertible Promissory Note, dated as of May 10, 2012, as amended as of May 18, 2012, October 19, 2012 and May 10, 2013, in principal amount of $3,000,000.00 (as amended, restated, supplemented or otherwise modified from time to time the "Note").

WHEREAS, the Company has entered into that certain Series D Preferred Stock Purchase Agreement, dated as of July 5, 2013, as amended as of November 4, 2013 (the “Series D SPA”), with C Media Limited (“C Media”);

WHEREAS, C Media has agreed that, on or around November 4, 2013, it will contribute funds in the amount of $2,000,000 to the Company (the “Bridge Financing”) in consideration for the issuance by the Company to C Media of a convertible promissory note (the “Bridge Note”); and

WHEREAS, the Company has requested, and solely with respect to the Bridge Financing and wholly conditional upon its consummation, McMahon is willing to waive certain of his rights under the Note on the terms and conditions hereinafter set forth.  Capitalized terms used but not defined herein have the meanings assigned to them in the Series D SPA.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties, the parties hereto hereby agree as follows:

1.            The Payee hereby waives the Company’s obligation to repay the Principal Amount (as defined in the Note) and all accrued interest on the Note on November 10, 2013.

2.            The Company and Payee hereby agree that the Principal Amount and all accrued interest on the Note shall become due and payable on the earlier of: (a) the Series E Closing, at the Payee’s election in accordance with the terms set forth in Section 5.11 of the Series D SPA, or (b) if there is no Series E Closing, the date when the principal amount of the Bridge Note, and all accrued and unpaid interest thereon, is repaid in full or converted in full into Series D Shares (as defined in the Series D SPA).

3.            The Payee hereby waives the Company's obligation to repay the Note with proceeds from the Bridge Financing pursuant to Section 2(a) of the Note.

4.            The Company hereby acknowledges that, except as expressly set forth herein, the Payee is not waiving any other rights under the Note, including, without limitation, any future application of the payments provisions contained in Section 2(a) applicable to the Note.

5.            The parties hereby agree that, except for this Waiver, all terms of the Note are in full force and effect.

6.            This Waiver constitutes the entire understanding of the parties relating to the subject matter hereof and supersedes all prior agreements and understandings relating to the subject matter hereof, whether oral or written.

7.            This Waiver shall be governed by and construed in accordance with the laws of the State of New York without giving effect to any choice of law provision or rule (whether the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

8.            This Waiver may be executed by the parties hereto in one or more counterparts, each of which shall be deemed an original and all of which when taken together shall constitute one and the same agreement.  Any signature delivered by a party by facsimile or electrnoic transmission of PDF files shall be deemed to be an original signature hereto.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have executed this Waiver as of the date first written above.

PAYEE

Shane McMahon

Shane McMahon

[Signature Page to Note Waiver]

COMPANY

YOU On Demand Holdings, Inc.

By:
Name:
Title:

[Signature Page to Note Waiver]